Exhibit 10.4

SNAIL GAMES USA, INC.
12049 Jefferson Blvd.
Culver City, CA 90230

Date: 08/31/2020

Dear Jim S. Tsai:

I am pleased to confirm Snail Games USA, Inc. (the “Company”) conditional offer of employment to you in the position of [Chief Operation Officer].

The Company’s main office is located at 12049 Jefferson Blvd., Culver City, CA 90230.

Your compensation will be [Three hundred Thirty thousand dollars ($330,000) per year]. You will be paid on the Company’s regularly scheduled paydays are on a [bi-weekly/semi-monthly] basis.

Your employment with the Company is at-will. This means that the terms and conditions of your employment may be changed with or without notice, with or without cause, including, but not limited to termination, demotion, promotion, transfer, benefits, duties, and location of work. There is no express or implied agreement between the Company and yourself for continued or long-term employment. No representative of the Company has the authority to alter this at-will relationship.

You will be eligible to participate in the Company’s benefit plans subject to the terms, conditions, and limitations contained in the applicable plans. Currently the Company provides [medical, dental, vision, long-term disability, 401K matching, DNO and life insurance] coverage options for its employees.

You will be eligible to be considered of participating the stock options plan and will be awarded based on objective or subjective criteria established by the Company’s management and approved by the Company’s Board of Directors. Any bonus for the fiscal year in which your employment begins will be prorated, based on the number of days you are employed by the Company during that fiscal year. Any bonus for a fiscal year will be paid within [3] months after the close of that fiscal year, but only if you are still employed by the Company at the time of payment. Where issued, bonuses will not be deemed earned by you unless and until it is awarded by the Company. Determinations of the Company’s Board of Directors with respect to your bonus, if any, will be final and binding.]

Any controversy between the parties to this offer letter involving the construction or application of any of the terms, covenants, or conditions of this offer letter, or the performance of either party’s obligations hereunder, will, on the written request of one party served on the other, be submitted to final and binding arbitration pursuant to the Employment Arbitration Rules of the American Arbitration Association. The arbitration will comply with and be governed by the law and procedures developed under the California Arbitration Act, California Code of Civil Procedure Sections 1280 through 1294.2, and the Federal Arbitration Act, 9 U.S.C. Sections 1-16.

This offer letter supersedes any and all agreements, either oral or written, between the parties with respect to the rendering of services by you for the Company, and contains all the representations, covenants, and agreements between the parties with respect to the rendering of those services. Each party hereto acknowledges that no representations, inducements, promises, or agreements, orally or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not contained herein, and that no other agreements, statements, or promises not contained in this offer letter will be valid or binding. Any modification of the terms of this offer letter will be effective only if it is in a writing signed by the party to be charged.

We look forward to your arrival on 10/01/2020. If you have any questions prior to that time, please feel free to contact me.

If you accept this offer of employment, please sign and date this correspondence below and return the original to me before 09/15/2020. As a condition of your employment, you must also sign and return the attached Employee Confidentiality and Intellectual Property Agreement.

Sincerely,

/s/ Hai Shi
Hai Shi

CEO

I accept the above offer of employment.

/s/ Jim S. Tsai
Jim S. Tsai

EMPLOYEE CONFIDENTIALITY AND
INTELLECTUAL PROPERTY AGREEMENT

This EMPLOYEE CONFIDENTIALITY AND INTELLECTUAL PROPERTY AGREEMENT (the “Agreement”) is made and entered into on the date set forth below by and between Snail Games USA, Inc., a California corporation (the “Employer”), and the undersigned employee of the Company (the “Employee”).

In consideration of the employment of Employee, the parties hereby agree as follows:

1.                  Restrictions on Use of Trade Secrets and Other Proprietary Information.

(a)               During the term of Employee’s employment by the Company, Employee will have access to and become acquainted with various proprietary information of Employer, including discoveries, developments, designs, formulas, patterns, devices, secret inventions, processes, software programs, technical data, financial data, customer and supplier lists, and compilations of information, records, and specifications, and other matters constituting trade secrets as defined under California Civil Code Section 3426.1, all of which are owned by Employer and regularly used in the operation of Employer’s business. Employee may also have access to the confidential information of third parties that has been provided to Employer subject to a confidential disclosure agreement. The information described in this section constitutes “Proprietary Information.”

(b)               All Proprietary Information and all files, records, documents, drawings, specifications, equipment, computer files, computer records, computer programs, and similar items relating to the business of Employer, whether they are prepared by Employee or come into Employee’s possession in any other way and whether or not they contain or constitute trade secrets owned by Employer, are and shall remain the exclusive property of Employer and shall not be removed from the premises of Employer, or reproduced or distributed in any manner, under any circumstances whatsoever without the prior written consent of Employer.

(c)               Employee promises and agrees that Employee shall not misuse, misappropriate, or disclose any Proprietary Information or trade secrets described herein, directly or indirectly, or use them in any way, either during the term of this Agreement or at any time thereafter, except as required in the course of Employee’s employment by the Company.

(d)               Employee acknowledges and agrees that the sale or unauthorized use or disclosure of any of Employer’s trade secrets obtained by Employee during Employee’s employment with Employer, including information concerning Employer’s current products and any future or proposed products or services, the facts that those products or services are planned, under consideration, or in production, as well as any descriptions of the features of those products or services, constitute unfair competition. Employee promises and agrees not to engage in any unfair competition with Employer either during the term of this Agreement or at any time thereafter.

2.                  Inventions and Patents.

(a)               Employee agrees that any inventions made by Employee, solely or jointly with others, during the term of this Agreement, that are made with Employer’s equipment, supplies, facilities, trade secrets, or time; or that relate, at the time of conception or of reduction to practice, to the business of Employer or Employer’s actual or demonstrably anticipated research or development; or that result from any work performed by Employee for Employer, shall belong to Employer. Employee shall assign the rights to all such inventions to Employer.

(b)               For purposes of this provision, “inventions” includes anything that may be patentable or copyrightable, as well as any discovery, development, design, formula, improvement, invention, software program, process, technique, trade secret, and any other form of information that derives independent economic value from not being generally known to the public or to other persons who can obtain economic value from its disclosure, whether or not registerable or protectable under patent laws, copyright laws, or other laws. The “rights” to any such invention include patents, copyrights, trademarks, service marks, and any other proprietary rights associated with the invention.

(c)               Employee also agrees that Employer shall have the right to keep any such inventions as trade secrets if Employer chooses.

(d)               This section shall not apply to assign to Employer any of Employee’s rights in any invention that Employee develops entirely on Employee’s own time without using Employer’s equipment, supplies, facilities, or trade secret information, except for inventions that either (1) relate, at the time that the invention is conceived or reduced to practice, to Employer’s business or to actual or demonstrably anticipated research or development of Employer; or (2) result from any work performed by Employee for Employer.

(e)               In order to permit Employer to claim rights to which it may be entitled, Employee agrees to disclose to Employer in confidence all inventions that Employee makes during the course of Employee’s employment and all patent applications filed by Employee within a year after termination of Employee’s employment.

(f)                Employee shall assist Employer in obtaining and enforcing patents and copyrights on all inventions, in the United States and in all foreign countries, and shall execute all documents and do all things necessary to obtain letters patent or copyright protection, to vest Employer with full and extensive titles thereto, and to protect the same against infringement by others. Employee’s obligation to assist Employer in obtaining and enforcing such rights will continue after the termination of Employee’s employment, and for such assistance rendered after the termination of employment Employer will compensate Employee at the same base rate of pay as earned by Employee from Employer for time actually spent by Employee at Employer’s request.

(g)               For the purposes of this Agreement, an invention is deemed to have been made during the period of Employee’s employment if the invention was conceived or first actually reduced to practice during that period, and Employee agrees that any patent application filed within a year after termination of Employee’s employment by Employer shall be presumed to relate to an invention made during the term of Employee’s employment unless Employee can provide evidence to the contrary.

3.                  Return of Employer’s Property.

On the termination of Employee’s employment or whenever requested by Employer, Employee shall immediately deliver to Employer all property in Employee’s possession or under Employee’s control belonging to Employer in good condition, ordinary wear and tear and damage by any cause beyond the reasonable control of Employee excepted.

4.                  Noncompetition During Term of Employment.

(a)               During the term of Employee’s employment by Employer, Employee shall not, directly or indirectly, either as an employee, employer, consultant, agent, principal, partner, stockholder, corporate officer, director, or in any other individual or representative capacity, engage or participate in any business that is in competition in any manner whatsoever with the business of Employer.

(b)               The foregoing obligation of Employee not to compete with Employer shall not prohibit Employee from owning or purchasing any corporate securities that are regularly traded on a recognized stock exchange or over-the-counter market.

5.                  Soliciting Customers and Employees After Termination of Employment.

(a)               Employee acknowledges and agrees that the names and addresses of Employer’s customers and other information contained in the customer files (the “Customer Information”) constitute trade secrets of Employer and that the sale or unauthorized use or disclosure of any of Employer’s trade secrets obtained by Employee during Employee’s employment with Employer constitute unfair competition. Employee further acknowledges that Employer’s employees are a valuable asset in the operation of Employer’s business. Employee promises and agrees not to engage in any unfair competition with Employer.

(b)               For a period of [two (2)] years immediately following the termination of Employee’s employment with Employer, Employee shall not directly or indirectly use or make known to any person, firm, or corporation that sells products in competition with Employer any of the Customer Information or other trade secrets of Employer to call on, solicit, take away, or to attempt to call on, solicit, or take away any of the customers, either for the Employee or for any other person, firm, or corporation for the purpose of selling products in competition with Employer.

(c)               For a period of [two (2)] years immediately following the termination of Employee’s employment with Employer, Employee shall not directly or indirectly solicit, recruit, or encourage any other employee of Employer to leave the Employer or work for any person or entity.

6.                  General Provisions.

(a)               This Agreement may not be altered or modified except by a writing signed by the parties.

(b)               This Agreement shall be governed by and construed according to the laws of the State of California that would apply if all parties were residents of California and the Agreement was made and performed in California.

(c)               A party’s failure to insist on the strict performance of any covenant or duty required by this Agreement, or to pursue any remedy under this Agreement, shall not constitute a waiver of the breach or the remedy.

(d)               The remedies of the parties under this Agreement are cumulative and shall not exclude any other remedies to which the parties may be lawfully entitled.

(e)               If any part of the Agreement is determined to be illegal or unenforceable, all other parts shall remain in effect.

(f)                In any dispute between the parties, whether or not resulting in litigation, the party substantially prevailing shall be entitled to recover from the other party all reasonable costs, including, without limitation, reasonable attorneys’ fees.

The parties hereto have entered into this Employee Confidentiality and Intellectual Property Agreement on the date set forth below.

Date:   08/31/2020   EMPLOYER:

Snail Games USA, Inc.

By:	/s/ Hai Shi
Name:	Hai Shi
Its:	CEO

EMPLOYEE
Signature:	/s/ Jim S. Tsai
Print Name:	Jim S. Tsai